CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-80908, 33-10097, 33-50534, and 33-50536) of BNH
Bancshares, Inc. of our report dated February 21, 1995 with respect to the consolidated financial statements for the year ended December 31, 1994, appearing on page 36 of the Annual Report on Form 10-K for the year ended December 31, 1995.


/s/ PRICE WATERHOUSE LLP
-------------------------

Hartford, CT
March 22, 1996